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Exhibit 10.2

JOINT EXPLORATION AGREEMENT

        This Joint Exploration Agreement, dated this December 13, 2002, but to be effective as of the Effective Date, is between WARREN RESOURCES, INC. ("WARREN"), a Delaware corporation, with an address of 489 Fifth Avenue, 32nd Floor, New York, New York 10017, and ANADARKO E&P COMPANY LP ("AEPC"), a Delaware limited partnership, and ANADARKO LAND CORP. ("Anadarko Land"), a Nebraska corporation (AEPC and Anadarko Land are collectively referred to herein as "ANADARKO"), both with an address of 1201 Lake Robbins Drive, The Woodlands, Texas 77251-1330, WARREN and ANADARKO are individually referred to herein as "Party" and collectively referred to as the "Parties."

RECITALS

        WHEREAS, WARREN owns certain interests, either of record or beneficially, in those certain lands set forth on Exhibit "A-1" attached hereto and by reference made a part hereof (the "Warren Current Leasehold") and ANADARKO owns certain mineral rights and leasehold interests, either of record or beneficially, in those certain lands set forth on Exhibit "A-2" attached hereto and by reference made a part hereof (the "Anadarko Current Leasehold"); and

        WHEREAS, the Warren Current Leasehold and the Anadarko Current Leasehold are located within the area outlined in green on the Plat attached hereto as Exhibit "A-3" and by reference made a part hereof (the "Project Area"); and

        WHEREAS, the Parties have entered into an Exchange Agreement (so called herein) dated December 11, 2002, covering certain interests in lands located within the Project Area and have consummated the transactions contemplated by the Exchange Agreement and now desire to move forward with the joint exploration and development of the Project Area in accordance with the terms set forth in this Agreement; and

        WHEREAS, the Parties have agreed to combine and pool their respective interests to the Warren Current Leasehold and the Anadarko Current Leasehold, both limited to those depths and formations (hereinafter called the "Pooled Interval"), even if not currently owned by either Party, lying between the surface of the earth and the stratigraphic equivalent of the base of the Mesaverde formation which occurs at log depth of 4,943 feet as found on that certain Induction/Gamma Ray well log on the AR Fee 1890 5I well, located in SE/4 of Section 5, T-18-N, R-90-W, Carbon County, Wyoming, a copy of which is attached hereto as Exhibit "H", and to form an area of mutual interest (as defined elsewhere herein) covering the Project Area and to participate in the exploration and development of the Pooled Interval located within the boundaries of the Project Area.

        NOW, THEREFORE, in consideration of One Hundred Dollars ($100.00), the mutual promises and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

Article 1.
DEFINITIONS

        Whenever used in this Agreement, the following terms will have the below defined meaning:

          1.1  Affiliate  means, with respect to the relationship between entities, that one of them is controlled by the other or that both of them are controlled by the same person, corporation or body politic; and for this purpose an entity shall be deemed to be controlled by those persons, corporations or bodies politic who own or effectively control, other than by way of security only, sufficient voting control of the entity (whether directly through the ownership of shares of the corporation or indirectly through the ownership of shares of another corporation which owns shares of the corporation, or is the managing general partner of a partnership) to elect a majority of its board of directors or act as managing general partner, provided that such partnership is controlled by a Party or is comprised solely of corporations that are Affiliates, as described above, shall be deemed to be an Affiliate.

          1.2  Agreement  means this Agreement, inclusive of all exhibits and attachments, as the same may be modified or amended from time to time.

          1.3  Additional Leasehold  means the oil and gas rights jointly acquired by the Parties after the Effective Date in the Pooled Interval located within the boundaries of the Project Area or acquired after the Effective Date in the Pooled Interval pursuant to AMI provisions described in Article 6 of this Agreement.

          1.4  ANADARKO Fee Lands  has the meaning set forth in Section 2.1.

          1.5  Acquiring Party(ies)  shall have the meaning set forth in Section 11.3

          1.6  Area of Mutual Interest  means those lands as more fully set forth in Section 6.1.

          1.7  Current Leasehold  means the Warren Current Leasehold limited to the Pooled Interval and the Anadarko Current Leasehold limited to the Pooled Interval.

          1.8  Drillsite Spacing Unit  means the 160-acre drillsite tract surrounding a well within the Pooled Interval located within the boundaries of the Project Area, but outside the boundaries of an approved federal exploratory unit.

          1.9  Effective Date  means August 1, 2002.

          1.10  Geophysical Data  shall have the meaning set forth in Section 11.1.

          1.11  Geophysical Data Proposal  shall have the meaning set forth in Section 11.2.

          1.12  Jointly Owned Geophysical Data  shall have the meaning set forth in Section 11.3.

          1.13  Leasehold  means the Current Leasehold and the Additional Leasehold.

          1.14  1982 Model Form Agreement  means that certain American Association of Petroleum Landmen 1982 Form Model Agreement, as modified, pursuant to the terms and conditions set forth on Exhibit "C-2", attached hereto and made a part hereof.

          1.15  Non-Participating Party  shall have the meaning set forth in Section 11.2.

          1.16  Non-Unit Well(s)  means a well(s) proposed to be drilled to a depth no deeper than the base of the Pooled Interval at a legal location within a Drillsite Spacing Unit.

          1.17  Operator  means AEPC regardless of whether such designation is pursuant to the 1982 Model Form Agreement or the Unit Operating Agreement.

          1.18  Operator of the Seismic Project  shall have the meaning set forth in Section 11.5.

          1.19  Pipelines  shall have the meaning set forth in Article 10.

          1.20  Pipeline Venture  shall have the meaning set forth in Article10.

          1.21  Participating Party  shall have the meaning set forth in Section 11.2.

          1.22  Proposing Party  shall have the meaning set forth in Section 11.2.

          1.23  Scientific Well  has the meaning set forth in Section 5.7.

          1.24  Underinvestment Fee  shall have the meaning set forth in Section 11.6.

          1.25  Unit  means an approved federal exploratory unit.

          1.26  Unit Operating Agreement  means that certain Rocky Mountain Unit Operating Agreement Form 2 (Divided Interest) 1994 Version, as modified pursuant to the terms and conditions set forth on Exhibit "C-1", attached hereto and made a part hereof.

          1.27  Unit Well(s)  means a well(s) proposed to be drilled to a depth no deeper than the base of the Pooled Interval at a legal location within the boundaries of an approved federal exploratory unit.

          1.28  Wamsutter Excluded Lands  means those lands described on Exhibit "A-4", attached hereto and made a part hereof.

Article 2.
POOLING AND EFFECT OF POOLING

        2.1    Unleased Fee or Mineral Interests.    If ANADARKO or its Affiliate presently owns an unleased fee or mineral interest in tracts of land included in the Anadarko Current Leasehold (the "ANADARKO Fee Lands"), that interest, limited to the Pooled Interval, shall be subject to a deemed royalty of seventeen and one-half percent (17.5%) and shall be treated for all purposes of this Agreement and during the term hereof as if it were covered by the form of oil and gas lease attached hereto as Exhibit "B" and ANADARKO or its Affiliate shall be deemed to own both royalty interest in such lease and the interest of the lessee thereunder. In the event the oil and gas rights in the Wamsutter Excluded Lands, limited to the Pooled Interval, become unencumbered during the term of this Agreement, such interests shall become Anadarko Current Leasehold at no additional cost to Warren.

        2.2    Interests Pooled.    The Parties hereby agree to pool, consolidate and combine their respective working interest or deemed working interest in the Leasehold for the purposes of forming or creating a pooled area for the drilling for, development and production of oil, gas and associated hydrocarbons. It is not the intent of the Parties to exercise any royalty pooling rights or authority granted by any agreement or deemed agreement covering the Project Area and nothing herein shall be so construed. Nothing contained in this Section 2.2 shall be deemed an assignment or cross-assignment of interests covered hereby. WARREN's working interest ownership in the Current Leasehold is equal to an undivided fifty percent (50%) and ANADARKO's working interest ownership in the Current Leasehold is equal to an undivided fifty percent (50%) or if the Current Leasehold covers less than the entire fee simple estate, or if the Current Leasehold is less than lessor's entire interest in the leased premises, then Warren and AEPC shall each own fifty percent (50%) of such Current Leasehold.

        2.3    Memorandum of Pooling.    A Memorandum of Pooling that makes reference to this Agreement, in a form attached hereto as Exhibit "D", shall be executed by WARREN and ANADARKO for recording purposes that will serve as notice of the execution and existence of this

Agreement. The execution and recording of the Memorandum shall not limit, increase or in any manner affect any of the terms of the Agreement, or any rights, interest or obligations of the Parties.

        2.4    Development of Deeper Formations or Other Minerals.    This Agreement is made subject to the rights of ANADARKO, its successors and assigns, to explore for, drill, mine, produce, save and market all oil, gas (except the oil and gas producible from the Pooled Interval), coal and other minerals on the ANADARKO Fee Lands. ANADARKO, or a lessee of ANADARKO, shall have the right to drill through the Pooled Interval for the exploration and production of such oil and gas and, in such event, shall be required to properly case off and seal its wells to prevent commingling of fluids and/or gases originating in the Pooled Interval. The Parties shall conduct operations hereunder upon the ANADARKO Fee Lands in such a manner as not to unreasonably interfere with such oil and gas operations conducted by ANADARKO (or its lessees) or with any coal operations which may now be on or hereafter projected, or may be installed and conducted upon the ANADARKO Fee Lands. Whenever using completion and/or stimulation procedures, the Parties shall conduct operations hereunder in such a manner that the mineability of the coal seam being exploited and the marketability of the coal producible therefrom are not materially impaired.

        2.5    ANADARKO Fee Lands Provision.    The provisions of Exhibit "E" attached hereto and incorporated herein, shall be applicable to this Agreement and shall apply to the drilling of any well drilled on the Project Area, or on lands pooled, unitized or spaced therewith.

        2.6    Use of ANADARKO Surface.    The use of any surface estate owned by ANADARKO within the Project Area for operations hereunder will be subject to the settlement of surface damages and purchase of rights of way as is customary in the oil and gas industry.

        2.7    Development of Deeper Leasehold Formations.    This Agreement is made subject to the rights of ANADARKO and WARREN, and their respective successors and assigns, to explore for, drill, mine, produce, save and market all oil, gas (except the oil and gas producible from the Pooled Interval), coal and other minerals from formations and depths below the Pooled Interval. ANADARKO and WARREN, or a lessee or assignee of either shall have the right to drill through the Pooled Interval for the exploration and production of oil and gas and, in such event, shall be required to properly case off and seal its wells to prevent commingling of fluids and/or gases originating in the Pooled Interval. The Parties shall conduct operations hereunder upon the Leasehold in such a manner as not to unreasonably interfere with such oil and gas operations conducted by ANADARKO or WARREN (or their respective lessees or assignees) on or with respect to the depths or formations below the Pooled Interval that are owned or retained by ANADARKO and WARREN and not subject to or covered by this Agreement.

Article 3.
TERM

        This Agreement will commence on the Effective Date, and will continue until the earlier of (i) the sixth (6th) anniversary of the date of the final Record of Decision from the BLM approving the currently pending Atlantic Rim Coalbed Methane Project Environmental Impact Statement (the "EIS") covering, among other lands, the Project Area, or (ii) July 31, 2012. Termination of this Agreement will not operate to terminate any Unit Operating Agreement otherwise effective at the time of such termination or a 1982 Model Form Agreement otherwise effective and covering operations of a Non-Unit Well existing at the time of such termination.

Article 4
COMMITTEES; UTILIZATION OF PEDCO EMPLOYEES

        4.1    Executive Committee.    An Executive Committee (so called herein) for the Project Area limited to the Pooled Interval consisting of an executive from AEPC holding a position of Vice President (or higher) and an executive from Warren holding a position of Vice President (or higher), neither of whom may serve on any Sub-Committee as defined below, will be formed to review the proposed annual capital budget and, if necessary, to resolve any disagreements of the Sub-Committees. The Executive Committee meetings shall be held no less than once a year and such meeting will coincide with the Sub-Committee (so called herein) meeting proposing the annual capital budget. Unless otherwise agreed to by the Parties, the meetings will be held at ANADARKO'S principal place of business. By unanimous agreement of the members of the Executive Committee, the number of Sub-Committees, the number of members on a Sub-Committee and the duties of each Sub-Committee may be revised.

        4.2    Sub-Committees.    Unless otherwise mutually agreed to by the Parties, all proposed operations within the Project Area pursuant to the terms of this Agreement and each Operating Agreement will be proposed by Sub-Committees. Originally, there will be three (3) Sub-Committees as identified on Exhibit "F" attached hereto and made a part hereof for all purposes. Such Sub-Committees will have the duties and responsibilities identified on Exhibit "F". Each Sub-Committee shall consist of two (2) members, one appointed by WARREN to represent WARREN and its Affiliates and one appointed by AEPC to represent AEPC and its Affiliates. Each Party shall appoint its representative on a Sub-Committee and shall fill vacancies as they occur within 15 days. Representatives to the Sub-Committees shall serve for indefinite terms at the pleasure of the appointing Party. Sub-Committee meetings, unless otherwise agreed to by both Parties, shall be held no less than once every calendar quarter during the term of this Agreement. Additional meetings may be called by either Party at any time, as long as they are scheduled at least ten (10) working days in advance and a written agenda for the meeting is furnished to the other Party at the time the meeting is called. Unless otherwise agreed to by the Parties, the Sub-Committee meetings will be held in ANADARKO's field office located in Rawlins, Wyoming, except that any meeting concerning the proposed annual capital budget will be held in ANADARKO's offices in Houston, Texas. At the request of any member of the applicable Sub-Committee, the meeting may be conducted by way of telephone conference. Each Party shall bear fifty percent (50%) of the out-of-pocket expenses of Sub-Committee members associated with such member serving on a Sub-Committee.

        4.3    Disagreements.    If the members of a Sub-Committee cannot agree on proposed operations, either member may request the Executive Committee to resolve the disagreement. Notwithstanding the foregoing, if the annual capital budget has not been proposed by September 15thof each calendar year during the term of this Agreement, then the members of the Sub-Committee assigned the responsibility of proposing the annual capital budget shall be deemed to be in disagreement and either member of such Sub-Committee shall immediately notify the Executive Committee of such disagreement and the need for resolution. The Executive Committee shall meet within 30 days of receipt of written notice from a member of a Sub-Committee that the Sub-Committee is unable to agree on a proposed operation. At such meeting, the Executive Committee will address all notices of disagreement that have been received from the various Sub-Committees since the preceding meeting of the Executive Committee. The Executive Committee shall co-operate and shall use good faith efforts to resolve such disagreements; however, in the event the disagreement is not resolved within fifteen (15) days of the first meeting of the Executive Committee, the member of the Executive Committee appointed by AEPC shall resolve the disagreement.

        4.4    Utilization of PEDCO Employees.    At WARREN's request, ANADARKO will contract with Petroleum Development Corporation (a wholly-owned subsidiary of WARREN) pursuant to the terms and conditions substantially in the form of Master Consulting Services Agreement attached hereto as Exhibit "G" and made a part hereof for all purposes, to furnish certain services related to drilling and production operations conducted within the Project Area limited to the Pooled Interval. Such services may include, but not be limited to, a production foreman, a construction foreman, a drilling foreman, a landman and any other services as mutually agreed to by the Parties.

        4.5    Proposed 2003 Budget.    On or before thirty (30) days after the Closing, the Parties will agree to the proposed annual capital budget for the calendar year 2003.

        4.6    Gas Marketing Arrangements

          (a)  WARREN hereby appoints AEPC and AEPC hereby accepts such appointment as WARREN's agent to facilitate the administration of WARREN's current and future transportation agreements in conjunction with this Agreement and to coordinate the nomination process.

          (b)  The term of the agency hereby created under this Section 4.6 shall run concurrently with this Agreement. Termination of this Agreement or of the provisions of this Section 4.6 for any reason shall result in a termination of the agency relationship between AEPC and WARREN, unless otherwise agreed to in writing between the Parties.

          (c)  In AEPC's role as agent for WARREN, AEPC, or its designee, shall perform the following duties:

            (i)    Submit monthly nominations to WARREN's applicable transporter(s).

            (ii)  Manage imbalances on WARREN's transportation agreement(s).

            (iii)  Notify WARREN of curtailment periods on WARREN's applicable transporter(s).

            (iv)  Assist WARREN in preparation of transportation requests and amendments.

            (v)  Remit charges and fees under WARREN's transportation agreement(s) to the applicable transporter(s) and make the corresponding deductions of such charges and fees from the proceeds of the applicable natural gas sales agreement(s).

          (d)  No other relationship is intended to be created between AEPC and WARREN, except as provided herein, and nothing in this Agreement or otherwise shall be construed so as to deem AEPC or WARREN as a partner, joint venturer or employee of the other.

          (e)  WARREN shall pay for and be responsible for all charges and expenses or any other obligations whatsoever associated with WARREN's transportation agreement(s). WARREN and AEPC contemplate that at the time of execution of this Agreement that payment of such transportation fees and charges shall be accomplished through a deduction from proceeds WARREN receives under its applicable natural gas sales agreement(s). If at any time during the term of this Agreement, WARREN prevents or impedes the ability of AEPC to make such deductions, then WARREN shall remit such transportation charges and fees directly to the transporter under the applicable transportation agreement. In no event shall AEPC be responsible for the payment or performance of any obligation under WARREN's transportation agreement(s). WARREN agrees to indemnify, defend and hold AEPC harmless from and against all loss, cost and expense, including attorneys' fees and court costs, for any claims, judgments, suits, demands, actions or liabilities arising out of or related to actions taken by AEPC within the scope of AEPC's authority as provided in this Section 4.6.

Article 5.
OPERATING AGREEMENTS

        5.1    Approved and Proposed Federal Exploratory Units.    The Parties agree to use reasonable efforts to amend or revise any federal exploratory unit agreement and its companion unit operating agreement that has heretofore been proposed by WARREN or its Affiliates or approved by the BLM and covering any portion of the Project Area to (i) cover only lands located within the Project Area limited to the Pooled Interval and (ii) to transfer Operatorship thereunder to AEPC (including the Sun Dog Unit). Following any mutually agreed upon amendment or revision of such federal exploratory unit agreement and its companion unit operating agreement, ANADARKO will execute a ratification and joinder of each such unit agreement and companion unit operating agreement committing the Anadarko Current Leasehold thereto. Notwithstanding the foregoing, any unit operating agreement entered into between the Parties and/or with any third party covering drilling and operations on lands within the Project Area limited to the Pooled Interval or on other lands and leases which are pooled, unitized, or spaced therewith, shall be superceded by the Unit Operating Agreement attached hereto as Exhibit "C-1"; provided, however, the Parties agree that Section 30.2 of the Unit Operating Agreement does not apply to the Sun Dog Unit.

        5.2    Formation of Federal Exploratory Units.    During the term of this Agreement, the Parties will assist each other in forming federal exploratory units within the Project Area limited to the Pooled Interval to accomplish the conservation of resources and to maximize the economic development of oil and gas from the Project Area limited to the Pooled Interval, specifically including the Leasehold. The Parties agree that ANADARKO will assume the responsibility for forming federal units within the Project Area limited to the Pooled Interval. If a Sub-Committee proposes the formation of a new federal exploratory unit (a "Unit") within the Project Area limited to the Pooled Interval, each Party shall bear fifty percent (50%) of all expenses associated with the formation of the Unit, subject to a proportionate reduction depending on reimbursement from any third parties for any such costs. A Unit Operating Agreement in the form attached hereto as Exhibit "C-1" shall govern all operations within the area included within the Unit. Such Unit Operating Agreement shall become effective, irrespective of its execution by the Parties, as and from the BLM approval effective date of any Unit and supercedes any other operating agreement entered into among the Parties and/or with any third party covering drilling and operations on such Unit. AEPC shall be designated Unit Operator under any Unit Operating Agreement and WARREN shall support such designation. In the event a Unit covers lands both inside and outside the Project Area, at WARREN's request, AEPC shall designate WARREN or WARREN's Affiliate as a contract operator of any well located outside the Project Area which WARREN is proposing to Drill (as defined in the Unit Operating Agreement attached hereto as Exhibit "C-1"), but after the well is Drilled AEPC will assume operatorship of such well pursuant to the terms of the Unit Operating Agreement.

        5.3    Non-Unit Lands.    The 1982 Model Form Agreement in the form attached hereto as Exhibit "C-2" shall govern all operations as to any portion of the Project Area limited to the Pooled Interval not included within the boundaries of a Unit including, without limitation, the drilling of a Non-Unit Well. The 1982 Model Form Agreement shall become effective, irrespective of its execution by the Parties, as and from the Effective Date and supercedes any other operating agreement entered into among the Parties and/or with any third party covering drilling and operations on such lands; provided, however, in the event such lands are subsequently included in a Unit, the 1982 Model Form Agreement shall be superceded by the Unit Operating Agreement which becomes effective pursuant to Section 5.2. AEPC shall be designated as the Operator under the 1982 Model Form Agreement.

        5.4    Deferred Payment.    ANADARKO will pay on behalf of WARREN, WARREN's share of certain Development Costs (as defined in the Exchange Agreement) and NEPA Costs (as defined in the Exchange Agreement) in accordance with the terms and conditions set forth in Section 1.5 of the Exchange Agreement.

        5.5    Scientific Well. Either Party is entitled to propose the Drilling of a well to be located within the Project Area under the applicable Unit Operating Agreement or 1982 Model Form Agreement for the purpose of gathering information (a "Scientific Well"). A Scientific Well shall be proposed to be drilled to a depth no deeper than the base of the Pooled Interval, unless otherwise agreed to by the Parties. The Parties hereby agree to participate in the Drilling and Completion of the initial Scientific Well proposed by either Party during each twelve-month (12) period during the term of this Agreement, the first twelve-month (12) period commencing on January 1, 2003.

        5.6    Additional Operational Provisions.    The Parties specifically acknowledge and agree that the Unit Operating Agreement and the 1982 Model Form Agreement attached hereto as Exhibits "C-1" and "C-2", respectively (including their respective exhibits and attachments), contain various provisions applicable to the manner in which operations are or will be conducted on the Project Area, limited to the Pooled Interval. Such provisions include, but are not limited to: (a) authority for expenditure and other monetary limitations; (b) well proposal requirements and limitations, (c) the kind, number and type of wells to be drilled by the Parties within the Project Area, limited to the Pooled Interval; (d) certain well limitations set forth in Article 30 of the Unit Operating Agreement; (e) COPAS drilling well overhead rates of $4000 per well per month; (f) COPAS producing well overhead rates of $375 per well per month, which covers various services, including production and revenue accounting, production reporting, joint interest tax accounting, gas marketing as set forth in Section 4.6 for so long as Section 4.6 is in effect pursuant to the terms hereof, reservoir engineering, geology, production engineering, land and regulatory matters (not otherwise addressed in the Cost Sharing Agreement) and activities, information and technological support, purchasing and materials acquisitions, legal (in-house) services, and other related matters; and (g) other provisions applicable to the joint ownership, development and operation by the Parties of the Project Area, limited to the Pooled Interval. The Parties agree to and shall execute any and all other or additional instruments, documents or agreements that are or may be necessary or required to implement or effectuate the provisions referred to in this Section 5.6 or any other mutually agreed upon terms or conditions applicable to the Parties current or future joint ownership of and operations on the Project Area.

        5.7    Delay Rentals; Shut-in Well Payments.    While this Agreement is in effect AEPC, as Operator, shall pay all delay rentals, minimum royalties and shut-in well payments which become due and payable on the Leasehold after the Closing Date; provided however, that if AEPC through mistake, oversight or inadvertence fails to make any delay rental payment or other payments necessary to maintain the Leasehold in force and effect as required hereunder, there shall be no liability providing AEPC was acting in good faith. Warren shall reimburse AEPC for its proportionate share of such payments attributable to the Leasehold.

Article 6.
AREA OF MUTUAL INTEREST

        6.1    AMI.    The Parties agree that the lands included within the boundaries of the Project Area will constitute an Area of Mutual Interest ("AMI") between the Parties and shall include all depths and formations. The AMI between the Parties will continue in effect until the earlier of (i) the sixth (6th) anniversary of the date of the final Record of Decision from the BLM approving the currently pending EIS or (ii) July 31, 2012, unless sooner terminate by the express written consent of the Parties or by the termination of this Agreement

        6.2    After Acquired Acreage.    Any oil and gas leasehold, operating or working interest, mineral interest, royalty, overriding royalty, payments out of production or associated oil and/or gas interest in lands within the AMI (hereinafter "Oil and Gas Interest"), or the right to earn any such interest under a farmout contract, farmout option contract, or other right to explore for oil or gas in the lands within the AMI (hereinafter referred to as an "Exploratory Agreement") which may be acquired or entered into by either Party or its Affiliates after October 31, 2002, and prior to the expiration of the term of the AMI (other than those conveyed under the Exchange Agreement or the Wamsutter Excluded Lands) shall be offered to the other party in accordance with the following provisions; provided, however, any acquisition of Oil and Gas Interest or Exploratory Agreement by either Party, covering lands contained fully or partially within the AMI, as part of a company merger, consolidation, acquisition of stock or transaction with an Affiliate shall be excluded from this Article and shall not be subject to the AMI [CONFIDENTIAL TREATMENT]. The Party acquiring such interest will notify the other Party in writing delivered by regular mail, express mail, or facsimile, stating in such notice a description of the property acquired or to be acquired and the terms and conditions (including the purchase price and/or other acquisition consideration) upon which the acquisition can be made with attached copies of the acquisition document as it pertains to the acquisition of any Oil and Gas Interest or Exploratory Agreement and any due diligence documents, subject to the terms of any confidentiality agreement. Each of the notified Parties will have the right to acquire an undivided fifty percent (50%) of the interest described in the notice of acquisition if, within thirty (30) days after the later of (i) the Closing Date or (ii) receipt of the notice of acquisition, it has notified the acquiring Party of its intent to participate in the acquisition. If within such thirty (30) day period, the acquiring Party has not received from a notified Party its written notice of election to participate, that notified Party will have no further right to participate and the property described in the notice of acquisition may be acquired or retained by the acquiring Party and the Parties joining in such acquisition free of all further rights by the non-participating Party, provided that the acquisition is made substantially upon the terms and conditions set forth in the notice of acquisition. If within the thirty (30) day period provided for election, a notified Party elects to participate in the acquisition, its notice of election shall constitute its binding and irrevocable agreement to pay and/or discharge its proportionate share of the costs and/or obligations of acquisition. Any necessary payment will be made within thirty (30) days of making the election to participate and the acquiring Party shall deliver an assignment to the participating Party within fifteen (15) days of payment. Any portion of such interest jointly acquired by the Parties pursuant to the provisions of this Section 6.2 which is not within the Pooled Interval shall not be further subject to this Agreement, shall be owned by the Parties in the percentages acquired and, unless otherwise mutually agreed to by the Parties, the Parties shall enter into a 1982 Model Form Agreement attached hereto as Exhibit "C-2" to cover the drilling and operations with respect to such interest.

        If an Oil and Gas Interest covers non-contiguous parcels of land, some of which are located within the boundaries of the AMI and some of which are located outside the boundaries, the provisions of this paragraph will not apply to those lands located wholly outside the boundaries of the AMI. If the Oil and Gas Interest covers contiguous lands that lie both inside and outside the boundaries of the AMI, the provisions of this Section 6.2 will not apply to lands lying outside the boundaries of the AMI. If an Exploratory Agreement covers lands falling both inside and outside the boundaries of the AMI, the provisions of this Section 6.2 will apply to the lands and rights whether located within or outside the boundaries of the AMI by the joint drilling of a well located within or outside the boundaries of the AMI.

Article 7.
NOTICES

        All notices required between the Parties by any of the provisions of this Agreement, unless otherwise specifically provided, must be in writing delivered in person or by United States mail, courier service, telegram, telex, telecopier or any other form of facsimile, postage or charges prepaid, addressed to such Parties at the addresses set forth below. Notice given under any provision hereof will be deemed delivered only when received by the Party to whom such notice is directed and the time for such Party to deliver any notice in response thereto will run from the date the originating notice is received. "Receipt" for purposes of this Agreement with respect to written notice delivered hereunder by mail or courier is the earlier of actual delivery of the notice to the address of the Party to be notified or six days (excluding Saturdays, Sundays or national holidays) after deposit of such notice by the notifying Party, postage prepaid and properly addressed, into the United States mail or courier service, as the case may be. "Receipt" for purposes of this Agreement with respect to written notice delivered by telecopy, facsimile or telex machine shall be the time stated on the machine generated transmission confirmation (but if that is on a weekend or national holiday, then receipt is deemed to occur on the next day that is not a weekend or national holiday), provided that the notice was sent to the telex, telecopy or facsimile number, as set forth under or opposite of the signature block to the Operating Agreement, of the Party to be notified. Each Party shall have the right to change its address at any time, and from time to time, by giving written notice thereof to all other Parties.

Anadarko E&P Company LP
Attn: Onshore Development, CBM Manager
P.O. Box 1330
Houston, TX 77251-1330
(832) 636-8743
Fax (832) 636-8095
Street Address:
1201 Lake Robbins Drive
The Woodlands, TX 77380

Warren Resources, Inc.
Attn:Norman F. Swanton
Chief Executive Officer
489 Fifth Avenue
32nd Floor
New York, New York 10017
Phone: (214) 697-9660
Fax: (214) 697-9466

Article 8.
PREFERENTIAL RIGHT TO PURCHASE

        Should a Party desire to sell, transfer, assign or convey all or part of its interest under this Agreement, or its rights and interests in the Project Area, it shall promptly give written notice to the other Party of the decision to sell, transfer, assign or convey such interest. The written notice shall contain all relevant information regarding the proposed sale, transfer, assignment or conveyance, including the name and address of any prospective transferee (who must be ready, willing and able to purchase), the purchase price, a legal description sufficient to identify the property, and all other terms of the proposed transfer or sale with an attached copy of the acquisition document. The other Party shall then have an optional right, for a period of thirty (30) days after receipt of the notice, to purchase the interest to be transferred or sold on the same terms and conditions as those being offered to the third party.

        If a Party does not exercise its optional preferential right to purchase by providing written notice within such 30-day period, the other Party may effect the transfer described in the notice at any time not later than ninety (90) days after the end of the thirty (30)-day option period, at a price not less than and on terms no more favorable to the transferee than the price and terms stated in the notice provided pursuant to this Article 8. If such a transfer is made, the preferential right to purchase shall continue as to the interest acquired by said transferee. If the interest is not transferred within such ninety (90) day period, then any subsequent proposal to transfer such interest shall be subject to the provisions of this Article 8, as though such interest had never been offered for transfer.

        All sales, transfers, assignments, mortgages, or other conveyances of any interest of any Party to this Agreement in the Project Area shall be made expressly subject to this Agreement and shall not be binding on either Party to this agreement, unless and until an executed copy of the instrument evidencing such change in ownership has been delivered to AEPC, together with a copy of an instrument ratifying and adopting this Agreement properly executed and acknowledged by the acquiring party.

        However, there shall be no preferential right to purchase in those cases where any Party wishes to mortgage all or a part of its interest or to dispose of all or a part of its interest by merger, re-organization, consolidation, sale of all or substantially all of its oil and gas assets to a third party, or transfer of all or a part of its interest to an Affiliate.

Article 9.
TERMINATION

        9.1    Termination.    This Agreement will terminate upon the occurrence of either of the following:

          (a)  The expiration of the Term provided in Article 3; or

          (b)  The mutual written agreement of all Parties to this Agreement.

          The termination of this Agreement will not terminate any Unit Operating Agreement covering a Unit or any interest created hereunder in the lands included within such Unit (provided that any interest created hereunder in lands included within such Unit at the date of termination of this Agreement shall terminate if and when such interest is no longer included within the Unit) or any 1982 Model Form Agreement covering an existing Non-Unit Well or any interest created hereunder in lands included in the Drillsite Spacing Unit for such Non-Unit Well (provided that any interest created hereunder in lands included within such Drillsite Spacing Unit at the date of termination of this Agreement shall terminate if and when such interest is no longer included in the Drillsite Spacing Unit) or relieve any Party hereto from any expense, liability or other obligation or any remedy therefor that has accrued or attached prior to the date of such termination.

        9.2    Access to Data. Upon termination of this Agreement each Party may have access to and shall have the right to make, at each Party's own expense (to the extent copies were not previously provided to and paid for by such Party), copies of all data pertaining to the properties as maintained by Operator to the extent such Party bore a portion of the costs of that data or is otherwise entitled to ownership and possession of that data under all the other provisions of this Agreement.

Article 10
FACILITIES

        WARREN and AEPC agree that when gas production operations from Wells in the AMI warrant the installation of compression facilities and gas transmission pipelines (collectively the "Pipelines"), connecting to third party gas transportation pipelines, the Parties shall establish either a limited liability company or co-ownership arrangement as agreed to between the Parties (the "Pipeline Venture") to construct, own and operate the Pipelines with initially WARREN and Anadarko Gathering Company each owning fifty percent (50%) of the equity ownership in the Pipeline Venture. Until such time as the Pipeline Venture is established, the installation of compression facilities and Pipelines shall be included within the definition of "Equip" as set forth in the Unit Operating Agreement attached hereto as Exhibit "C-1". Following the establishment of the Pipeline Venture, the Parties shall immediately convey their respective interests in any compression facilities and Pipelines to the Pipeline Venture. At the time Pipelines are to be constructed, the Pipeline Venture shall prepare a budget and issue a capital call to the equity owners to obtain the equity capital needed for such activities (a "Capital Call"). In the event that an equity owner does not participate in a Capital Call its interest in the Pipeline Venture shall be reduced prorata. In the event that an equity owner of the Pipeline Venture who is a Party to this Agreement does not participate in a portion of the Pipeline to which Wells within a Unit are transporting their gas production, then the maximum profit that the Pipeline Venture shall be allowed to charge against that equity owner's sales of production shall be equal to the GAAP capital cost recovery for such Pipeline section, plus fifteen percent (15%). The Pipeline Venture shall elect to be taxed as a partnership. The remaining terms and conditions of the Pipeline Venture shall be documented in an Operating Agreement to be mutually negotiated and agreed to between the parties prior to the commencement of any Pipeline activity.

Article 11
GEOPHYSICAL OPERATIONS

        11.1    Geophysical Data. If any Party hereto proposes to conduct or cause to be conducted a geophysical survey other than seismic data already owned by either party covering any portion of the AMI (hereinafter "Geophysical Data"), the acquisition of such survey and the seismic data resulting therefrom shall be subject to the terms of this Agreement.

        11.2    Proposal to Acquire Geophysical Data.    Any Party hereto desiring to acquire Geophysical Data ("Proposing Party") shall commit its proposal to writing and tender the proposal to the other Party hereto. Each such proposal shall set forth a description of the data to be acquired, together with an Authority for Expenditure ("AFE") showing the expected costs to acquire such data ("Geophysical Data Proposal"). The non-proposing Party shall have thirty (30) days after receipt of said Geophysical Data Proposal within which to indicate in writing its consent to participate in such acquisition and to execute said AFE ("Participating Party"). A Participating Party shall be entitled to the Geophysical Data with all rights associated therewith, as more particularly set forth in Sections 11.3, 11.4, and 11.5 below. A Party electing not to participate in the acquisition of such data (Non-Participating Party") shall not be entitled to any Geophysical Data, subject however to its right to pay an Underinvestment Fee as set forth in Section 11.6 below. Any Party that does not consent within said thirty (30) days shall be deemed a Non-Participating Party for all purposes herein.

        11.3    Costs; Ownership.    All costs and liabilities incurred in the acquisition and processing of the Geophysical Data shall be borne and paid in equal parts by the Proposing Party and the Participating Party, if any (individually, "Acquiring Party"; collectively, "Acquiring Parties"), and, upon each Acquiring Party's payment of its proportionate part of such costs, the Geophysical Data shall be owned by each Acquiring Party in its proportionate interest. Geophysical Data that is thus acquired and owned by more than one Acquiring Party shall be referred to as "Jointly Owned Geophysical Data."

        11.4    Rights of Acquiring Parties.    Except as otherwise provided in Section 11.9 below, and except where already existing applicable licensing or other restrictions covering the Geophysical Data specify a longer period, an Acquiring Party shall not sell, transfer, or otherwise transfer ownership or possession of any Geophysical Data for a term of five (5) years from the date of delivery of the final Geophysical Data without the prior written consent of all Parties to this Agreement. The proceeds from the sale of Jointly Owned Geophysical Data shall be jointly shared by each Acquiring Party in its proportionate interest regardless of when such sale occurs.

        11.5    Proposing Party to Be Operator.    With regard to each Geophysical Data Proposal a Proposing Party tenders, said Proposing Party is hereby designated as the Operator of said seismic project ("Operator of the Seismic Project"), and said seismic project shall be conducted under the direction and control of said Operator of the Seismic Project; provided, however, said Operator of the Seismic Project shall perform the following duties with respect thereto:

          (a)  Conduct said seismic project in an economical, skillful, and workmanlike manner and in compliance with all valid laws, rules and regulations governing the same, but it shall have no liability as Operator of the Seismic Project to the other Parties for losses sustained or liabilities incurred, except such as may result from Operator's own gross negligence or intentional violation of applicable law;

          (b)  Promptly pay and discharge expenses incurred in the acquisition and processing of the Geophysical Data; bill each Acquiring Party its proportionate costs monthly; keep true and accurate books of account showing all expenditures in connection with the seismic project; and make all books of account open to the inspection of each Acquiring Party at all reasonable times;

          (c)  Prepare and furnish to the State and Federal governments through their proper agents and departments, as well as to each Acquiring Party, any and all reports, statements and information which they may reasonably request or legally be entitled to receive; and

          (d)  Except as may be authorized by the mutual agreement of the Acquiring Parties, not permit or suffer any lien or other encumbrance to be filed or to remain against the Area of Mutual Interest as a result of the seismic project.

        11.6    Underinvestment Fee.    A Non-Participating Party that later desires to acquire the Geophysical Data shall be entitled to do so, subject however to paying an Underinvestment Fee to the Proposing Party. The Underinvestment Fee is an amount equal to 150% of said Non-Participating Party's share of the actual costs of the acquisition and processing of the Geophysical Data that was set forth in the Geophysical Data Proposal. After said Non-Participating Party pays the Underinvestment Fee, then Non-Participating Party shall be deemed a Participating Party and Acquiring Party with all rights and obligations associated therewith for all purposes herein, and as more particularly described in Sections 11.2, 11.3, 11.4, and 11.5 above.

        11.7    Access.    All Parties to this Agreement, regardless of whether the Party is a Participating Party or Non-Participating Party, agree to cooperate with and to allow any and all access to any and all land within the Area of Mutual Interest so that said Geophysical Data can be acquired.

        11.8    Indemnification.    All Parties to this Agreement waive any possible claims, causes of action, suits, losses and demands whatsoever arising directly or indirectly in connection with the seismic operations; provided, however the Acquiring Party(ies) complied with all terms of this Article 11.

        11.9    Confidentiality.    Each Acquiring Party agrees that it will keep all Geophysical Data, including Jointly Owned Geophysical Data, confidential and that it will not disclose the Geophysical Data to any third parties, except as follows:

          (a).  Third party contractors to the extent necessary for said contractors to perform services related to the Geophysical Data,

          (b).  Wholly owned affiliated companies of a party hereto or parent thereof, and

          (c).  Any court, legislative body, regulatory agency, or legal authority that orders such disclosure, and

          (d)  Parties with whom a commercial transaction is contemplated;

provided, however, a Party shall first provide fifteen (15) days notice to all other Parties to this Agreement of its intent to disclose or the possibility of disclosure of the Geophysical Data under one or more of the above exceptions.

Article 12
MISCELLANEOUS

        12.1    Assignments.    Subject to the preferential right to purchase set forth in Article 8 of this Agreement, WARREN and ANADARKO may assign all or any part of their rights under this Agreement without the consent of the other Party. Upon such assignment other than an assignment to an Affiliate or a mortgage of such interest, the provisions set forth in Articles 4 and 6 shall terminateas to the interest covered by such assignment. Notwithstanding the foregoing, in the event the aggregate working interest of WARREN and its Affiliates in the area included within the Project Area limited to the Pooled Interval calculated on a net acreage basis becomes twenty-five percent (25%) or less of the combined working interest of ANADARKO and WARREN and their respective Affiliates in such area during the term of this Agreement due to transfers, assignments or otherwise, the provisions of Article 4 and 6 of this Agreement shall automatically terminate and no longer be effective. In the event the aggregate working interest of ANADARKO and its Affiliates in the area included within the Project Area limited to the Pooled Interval calculated on a net acreage basis becomes twenty-five percent (25%) or less of the combined working interest of ANADARKO and WARREN and their respective Affiliates in such area during the term of this Agreement due to transfers, assignments or otherwise, WARREN may assume operatorship under any Unit Operating Agreement or 1982 Model Form Agreement then in effect and the provisions of Article 4 and 6 of this Agreement shall terminate and no longer be effective. An assignment to a lender as collateral security for financing or changes in working interest that may occur depending on status of pay out shall not be a transfer or assignment for purposes of this Section 12.1.

        12.2    Amendments.    This Agreement may be amended only by written instrument executed by all Parties.

        12.3    Applicable Law.    This Agreement shall be interpreted under the laws of the State of Texas.

        12.4    Counterpart.    This Agreement may be executed in counterpart and will be binding upon the Parties and their heirs, successors, assigns, and legal representatives.

        12.5    Force Majeure.    If any Party is rendered unable, wholly or in part, by force majeure to carry out its obligations under this Agreement, other than an obligation to indemnify or pay monies, or furnish security, that Party shall give to all other Parties prompt written notice of the force majeure with reasonably full particulars concerning it; thereupon, the obligations of the Party giving the notice, so far as they are affected by the force majeure, will be suspended during, but no longer than, the continuance of the force majeure. The term "force majeure," as here employed, means an act of God, strike, lockout, or other industrial disturbance, act of the public enemy, war, blockade, public riot, lightning, fire, storm, flood, or other act of Nature, explosion, governmental action, governmental delay, litigation, restraint, injunction, unavailability of equipment, drilling permits, and any other cause, whether of the kind specifically enumerated above or otherwise, which is not reasonably within the control of the Party claiming suspension. The affected Party shall use all reasonable diligence to remove the force majeure situation as quickly as practicable. The requirement that any force majeure shall be remedied with all reasonable dispatch shall not require the settlement of strikes, lockouts, or other labor difficulty by the Party involved, contrary to its wishes; and the manner in which such difficulties shall be handled shall be entirely within the discretion of the Party concerned.

        12.6    Successors and Assigns.    Except as otherwise provided herein, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective legal representatives, successors, and assigns. No assignment by a Party shall in any way diminish or otherwise adversely affect the rights, interest, or obligations of any other Party. If any Party to this Agreement assigns or conveys all, or a portion of its interest in this Agreement, said assignment or conveyance shall be specifically made subject to all of the terms and provisions of this Agreement. The Party assigning or conveying an interest shall notify all other Parties in writing of the conveyance and provide all other Parties with appropriate documents and information concerning the successor in interest.

        12.7    Event of Conflict.    In the event of a conflict or inconsistency between the provisions of this Agreement and the Exchange Agreement, the provisions of the Exchange Agreement shall prevail; however, to the extent such provisions may be interpreted as consistent such will be the case and the provisions shall be read together. In the event of any conflict or inconsistency between the provisions of this Agreement and those of the Exhibits attached hereto, the provisions of this Agreement shall prevail. If any term or condition of this Agreement conflicts with a term or condition of the Current or Additional Leasehold, then such term or condition of the Current or Additional Leaseholds shall prevail and this Agreement will be deemed to be amended accordingly.

        12.8    Partnership Disclaimer.    This Agreement is not intended to create, and shall not be construed to create, a relationship of partnership or an association for the profit between the Parties. The liabilities of the Parties shall be several and not joint or collective and the provisions of Section 2.1 of this Agreement and any exhibit attached to this Agreement shall not in any way change, alter, amend or affect the substantive rights and obligations of the Parties otherwise contained in this Agreement. Furthermore, nothing in this Agreement shall be construed as providing directly or indirectly for any joint or cooperative refining of any Party's interest in oil and gas or the products therefrom. However, the Parties recognize for purposes of Section 761 of the Internal Revenue Code (1986), their joint efforts may be considered a partnership or other non-corporate association. To the extent allowed by law, the Parties elect out of the provisions of Section 761, and each Party agrees to be responsible for reporting its own income and expenses for tax purposes.

        12.9    Confidentiality.    All information and data and interpretations resulting from the activities under this Agreement shall be held confidential during the term of this Agreement. Either Party may disclose required information without permission of the other Party to an Affiliate, or surviving company in case of a merger, to consultants or to other parties with whom a commercial transaction is contemplated within the Project Area. Disclosure of information shall be conditioned upon any person receiving such information agreeing in writing to keep all information strictly confidential and agreeing to be bound by the terms of this Section 12.9. No Party shall distribute any information concerning this

Agreement or operations to third parties, the press or other media, without the written consent of the other Party. Such consent shall not be unreasonably withheld. A Party may disclose information that a Party is required to disclose or release as a publicly held or traded company, or which may be necessary to obtain third party support or participation or which may be required by a lawful order from any federal or state agency. Disclosures of information to obtain third party support of participation shall be conditioned upon any person receiving information agreeing in writing to keep all information strictly confidential and agreeing to be bound by the terms of this Section 12.9. Nothing contained in this paragraph shall preclude any Party from making such disclosures as may be required by any federal or state law or regulation. THIS SECTION 12.9 SHALL SURVIVE THE TERMINATION OF THIS AGREEMENT FOR A PERIOD OF TWO (2) YEARS FOLLOWING THE DATE OF SUCH TERMINATION.

        IN WITNESS WHEREOF, this Agreement is executed on December 13, 2002; however the same shall be effective as of the Effective Date.

WARREN RESOURCES, INC.

By:	Norman F. Swanton
Name:	Norman F. Swanton
Title:	Chairman and Chief Executive Officer

ANADARKO E&P COMPANY LP
By: ANADARKO GENERAL RESOURCES LLC,
Its General Partner

	By:	Mark L. Pease
	Name:	Mark L. Pease
	Title:	Vice President

ANADARKO LAND CORP.

By:	Mark L. Pease
Name:	Mark L. Pease
	Title:	Vice President

STATE OF TEXAS	)
) ss.
COUNTY OF MONTGOMERY	)

This instrument was acknowledged before me on the 13th day of December, 2002, by Norman F. Swanton as Chairman and Chief Executive Officer of Warren Resources, Inc., on behalf of said corporation.

                      Notary Public in and for the State of Texas
                      My commission expires:

STATE OF TEXAS	)
) ss.
COUNTY OF MONTGOMERY	)

This instrument was acknowledged before me on the 13th day of December, 2002, by Mark L. Pease as Vice President of Anadarko General Resources LLC., the general partner of Anadarko E&P Company LP, a limited partnership, on behalf of said partnership.

Notary Public in and for the State of Texas My commission expires:

STATE OF TEXAS	)
) ss.
COUNTY OF MONTGOMERY	)

This instrument was acknowledged before me on the 13th day of December, 2002, by Mark L. Pease as Vice President of Anadarko Land Corp., a Nebraska corporation, on behalf of said corporation.

Notary Public in and for the State of Texas My commission expires:

EXHIBIT "A-1"

Description of leasehold interests of WARREN

EXHIBIT "A-2"

Description of mineral rights and leasehold interest owned by ANADARKO (which excludes Wamsutter AMI Lands)

EXHIBIT "A-3"

Plat of Project Area

EXHIBIT "A-4"

Description of Excluded Wamsutter AMI Lands

EXHIBIT "B"

Form of ANADARKO's oil and gas lease

EXHIBIT "C-1"

Form of Unit Operating Agreement

EXHIBIT "C-2"

1982 Model Form Agreement

EXHIBIT "D"

    Attached to and made a part of that certain Joint Exploration Agreement dated effective as of August 1, 2002, by and between Anadarko E&P Company LP, et al., and Warren Resources, Inc.

MEMORANDUM OF POOLING

AREA: <->

COUNTY: <->

STATE: <->

        WHEREAS, Warren Resources, Inc. ("WARREN") and Anadarko E&P Company LP and Anadarko Land Corp. (collectively, "ANADARKO") have entered into that certain Joint Exploration Agreement dated effective as August 1, 2002, covering oil and gas operations being conducted on those certain mineral rights and oil, gas and mineral leases described in Exhibits "A-1" and "A-2" (the "Leasehold Lands"), attached hereto and made a part hereof, as said Exhibits may be amended from time to time; and

        WHEREAS, the Leasehold Lands are located within the area outlined on the Plat attached hereto as Exhibit "A-3" and by reference made a part hereof (the "Project Area"); and

        WHEREAS, WARREN and ANADARKO have agreed to pool their respective interests in the Leasehold Lands, limited to those depths and formations (hereinafter called the "Pooled Interval") lying between the surface of the earth and the stratigraphic equivalent of the base of the Mesaverde formation which occurs at log depth of 4,943 feet as found on that certain Induction/Gamma Ray well log on the AR Fee 1890 5I well, located in SE/4 of Section 5, T-18-N, R-90-W, Carbon County, Wyoming, and to form an area of mutual interest covering the Project Area.

        WHEREAS, WARREN and ANADARKO desire to give third parties record notice of the existence of said Joint Exploration Agreement and of certain rights and obligations of WARREN and ANADARKO thereunder.

        NOW, THEREFORE, for and in consideration of One Dollar ($1.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, WARREN and ANADARKO hereby stipulate and agree as follows:

I.

        Article 2 of the Joint Exploration Agreement voluntarily pools, consolidates and combines the respective working interest or deemed working interest of WARREN and ANADARKO in the Leasehold Lands limited to the Pooled Interval for the purposes of forming or creating a pooled area for the drilling for, development and production of oil, gas and associated hydrocarbons. No royalty pooling rights or authority to pool royalty granted by an agreement or deemed agreement covering the Project Area have been exercised. No assignment or cross-assignment of interests have occurred.

II.

        Article 6 of the Joint Exploration Agreement creates an area of mutual interest between WARREN and ANADARKO covering the Project Area including all depths and formations.

III.

        The terms of the Joint Exploration Agreement are not amended hereby and in the event of any conflict between the terms of the Joint Exploration Agreement and this Memorandum of Pooling, the terms of the Joint Exploration Agreement shall prevail.

IV.

        Any party requiring additional information concerning the rights and obligations of the parties under the Operating Agreement may contact the parties at the following addresses:

Anadarko E&P Company LP P. O. Box 1330 Houston, Texas 77251-1330 Attn: Phone: ( ) -	Anadarko Land Corp. P. O. Box0 1330 Houston, Texas 77251-1330 Attn: Phone: ( ) -

Warren Resources, Inc. 489 Fifth Avenue 32nd Floor New York, New York 10017 Attn: Phone: ( ) -

V.

        This Memorandum of Pooling may be executed in any number of counterparts, each of which shall be considered an original for all purposes and shall be binding upon the heirs, successors and assigns of the parties.

        IN WITNESS WHEREOF this Memorandum of Pooling is executed effective on the    day of                        , 2002.

WARREN RESOURCES, INC.

Chairman and Chief Executive Officer

ANADARKO E&P COMPANY LP

Name:
Title:

ANADARKO LAND CORP.

Name:
Title:

STATE OF	)
) ss.
COUNTY OF	)

        This instrument was acknowledged before me on the    day of                  , 2002, by Norman F. Swanton as Chairman and Chief Executive Officer of WARREN RESOURCES, INC., on behalf of said corporation.

Notary Public in and for the State of My commission expires:

STATE OF TEXAS	)
) ss.
COUNTY OF MONTGOMERY	)

        This instrument was acknowledged before me on the    day of                  , 2002, by                              as                               of Anadarko E&P Company LP, on behalf of said partnership.

Notary Public in and for the State of Texas My commission expires:
STATE OF TEXAS	)
) ss.
COUNTY OF MONTGOMERY	)

        This instrument was acknowledged before me on the    day of                  , 2002, by                              as             of Anadarko Land Corp., on behalf of said corporation.

Notary Public in and for the State of Texas My commission expires:

EXHIBIT "E"

Land Grant Lands Provisions

        The use of the surface of the lands committed by ANADARKO to the Agreement to which this Exhibit is attached (said lands being hereinafter referred to as "Land Grant lands") are and shall at all times be subject to the exceptions and reservations set forth inthat certain Quitclaim Deed dated as of April 1, 1971, from Union Pacific Railroad Company to Union Pacific Land Resources Corporation filed for record April 20, 1971; and appearing in Book 558 at Page 529 in the office of the County Clerk and Ex Officio Register of Deeds of Carbon County, Wyoming.

        Among the exceptions and reservations set forth in the above referred to documents are the rights of ANADARKO's predecessors in interest and their successors and assigns to use such portions of Land Grant lands as may not be required for the proper conduct of oil and gas operations hereunder for all purposes not inconsistent with such operations and without liability for compensation or damages. Operations hereunder shall be conducted so as not to interfere unreasonably with such use; provided, nevertheless, that such other use of said lands shall not unreasonably interfere with operations hereunder.

        It is agreed that, without the prior written consent of the owner thereof, no entry shall be made upon or under any portion of any railroad right-of-way or station grounds and that no oil or gas operations shall be conducted within two hundred feet (200') (by surface or subsurface measurement) of (a) any railroad tracks or buildings upon such right-of-way or station grounds, or (b) of any buildings upon Land Grant lands.

        Notwithstanding anything to the contrary in the Agreement to which this Exhibit is attached, unless the requirement is waived in writing by ANADARKO at its discretion, no entry shall be made for drilling operations and no facilities shall be installed upon any Land Grant lands until a written agreement with the surface owner has been secured in a form satisfactory to ANADARKO. WARREN shall make its proportionate share of payments based upon production required or provided for in such consent agreement and shall indemnify ANADARKO with respect to the foregoing obligation.

EXHIBIT "F"

Sub-Committees

1.
Exploration & Development Sub-Committee

•
Recommends geology and geophysical capital projects

•
Recommends drilling proposals

•
Recommends completion procedures

•
Proposes exploration & development budgets

•
Recommends drilling programs

•
Proposes acquisition of additional acreage within the Project Area

•
Proposes formation of Units

•
Evaluates Logs

•

2.
Production & Operations Sub-Committee

•
Recommends gathering and facility projects

•
Implements production operations

•
Proposes expense budgets

•
Prepares and updates project timeline

•
Proposes completion procedures

•
Proposes well design and related facilities

•
Prepares Plan of Development (PODs) for submission to Regulatory Agencies

•

•
Proposes Gas Marketing Arrangements

3.
Environmental & Regulatory Sub-Committee

•
Recommends and evaluates environmental documents and timelines for submission to governmental agencies (excluding any appeals or responses to protests)

•
Implements safety procedures

•

EXHIBIT "G"

Master Consulting Services Agreement

EXHIBIT "H"

Induction/Gamma Ray well log

QuickLinks

JOINT EXPLORATION AGREEMENT
EXHIBIT "D"
EXHIBIT "E" Land Grant Lands Provisions
EXHIBIT "F" Sub-Committees
EXHIBIT "G" Master Consulting Services Agreement
EXHIBIT "H" Induction/Gamma Ray well log